UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

Alico Inc.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

10070 Daniels Interstate Court Suite 100

Fort Myers, FL 33913

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 226-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events
Item 8.01	Other Events.

Alico, Inc. (the “Company” or “Alico”), a land management company, announced today that its wholly-owned subsidiary, Alico-Agri, Ltd., reached an agreement with Private Equity Group, LLC (“PEG”) to sell three parcels of land in Lee County, Florida (the “Property”) totaling approximately 5,200 acres . The sales price of the Property is $10.0 million and the closings are scheduled to occur in two tranches on July 25, 2012 and October 3, 2012.

The Company expects to record an impairment loss of approximately $1.9 million which will impact the quarter ended June 30, 2012. The transaction will increase cash flow from investing activities by approximately $7.3 million for the fiscal year ending September 30, 2012 and $2.5 million for the fiscal year ending September 30, 2013. Our income tax basis in the Property is approximately $65.0 million, and the sale will generate an income tax loss of approximately $55.0 million. The tax loss will offset gains from recently completed Polk County, Florida land transactions and will further provide approximately $45.0 million in loss carry forwards after these sales for potential use over the next five years as the Company continues to market under-productive assets. The proceeds from both tranches have either been delivered to the Company or deposited in a non-refundable escrow account.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Alico, Inc. Press Release dated July 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2012	ALICO, INC.

	By:	/s/ W. Mark Humphrey

W. Mark Humphrey
Senior Vice President and Chief Financial Officer